Exhibit 10.5

SUBSCRIPTION AGREEMENT

TO: The Directors of NewHold Investment Corp. II (the “Company”).

I hereby subscribe for 5,031,250 shares (the “Shares”) of Class B common stock of the Company. In consideration for the issue of the shares, we hereby agree and undertake to pay $25,000 to the Company.

We agree to accept the Shares subject to the Certificate of Incorporation and By-laws of the Company and we authorize you to enter the following name and address in the stockholders ledger of the Company:

Name:	NewHold Industrial Technology Holdings LLC II
Address:	52 Vanderbilt Avenue, Suite 2005
New York, NY 10017

NEWHOLD INDUSTRIAL TECHNOLOGY HOLDINGS LLC II

Signed:	/s/ Charlie Baynes-Reid
Name:	Charlie Baynes-Reid

Dated: February 25, 2021

Accepted:

NEWHOLD INVESTMENT CORP. II

Signed:	/s/ Kevin Charlton
Name:	Kevin Charlton
Title:	Chief Executive Officer

Dated:	February 25, 2021